Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2014, in Pre-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-191706) and related Prospectus of Carter Validus Mission Critical REIT II, Inc. for the registration of up to $2,000,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Tampa, Florida

March 27, 2014